UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of Earliest Event Reported): November 12, 2004

Tyson Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State of incorporation or organization)

001-14704
(Commission File Number)

71-0225165
(IRS Employer Identification No.)

2210 West Oaklawn Drive, Springdale, AR 72762-6999
(479) 290-4000
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

Not applicable
(Former name, former address and former fiscal year, if applicable)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE CONTRACT.

On November 12, 2004, Tyson Foods, Inc. (the "Company") entered into employment agreements with Craig J. Hart, the Company's Senior Vice President, Chief Accounting Officer and Controller, and Dennis Leatherby, the Company's Senior Vice President, Finance and Treasurer and Interim Chief Financial Officer.  On November 15, 2004, the Company entered into an employment agreement with J. Alberto Gonzalez-Pita, the Company's Executive Vice-President and General Counsel (collectively with Messrs. Hart and Leatherby, the "Officers").

The term of employment under each employment agreement commences as of an effective date of October 4, 2004 and terminates on October 4, 2009, unless terminated prior to such date.  Mr. Gonzalez-Pita's agreement provides for an annual base salary of not less than $475,000.  The agreements with Messrs. Leatherby and Hart each provide for an annual base salary of not less than $260,000. Each Officer is also eligible to receive awards under the Company's annual bonus plan in effect during their term of employment, subject to the discretion of senior management of the Company.  In addition, the Officers may also participate in financial and welfare benefit programs generally applicable to officers of the Company, including the Company's stock option, restricted stock programs, supplemental executive retirement, life insurance plans and medical reimbursement plans.  The Officers' compensation will be subject to review from time to time when compensation of other officers and managers of the Company are reviewed for consideration of increases.

Under the agreements, the Officers received restricted stock grants of shares of Class A Common Stock vesting on October 4, 2009 in the following amounts:  Mr. Gonzalez-Pita - 53,571.4286 shares, Mr. Leatherby - 20,676.6917 shares and Mr. Hart - 26,420.2172 shares.  In addition, Mr. Hart received a restricted stock grant of 5,117 shares of Class A Common Stock which vests on December 26, 2005 and Mr. Leatherby received a restricted stock grant of 5,012 shares of Class A Common Stock which vests on October 15, 2006.  Under the agreements, each Officer is entitled to receive on the grant dates specified by the Company, consistent with the Company's past practice, a grant of options to purchase shares of Class A Common Stock, subject to the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan and pursuant to an option grant agreement currently in use by the Company for officers generally.   The exercise price of any such grant must be equal to the market price on the date of the stock option grant, and the options are part of the consideration received by the officer for his agreement to protections of confidential information and trade secrets of the Company and to a non-competition provision that extends one year after termination of the Officer's employment.  On September 29, 2004, the date selected by the Company for granting options to management employees, Mr. Gonzalez-Pita received a grant of 40,000 options, and Messrs. Leatherby and Hart each received a grant of 8,000 options, as previously reported by these officers on Form 4s.  On future grant dates selected by the Company, Mr. Gonzalez-Pita will receive a grant of 40,000 options and Messrs. Leatherby and Hart each will receive a grant of 8,000 options.  The options vest forty percent (40%) on the second anniversary of the date of the grant and in twenty percent (20%) increments annually thereafter until fully vested.

Mr. Gonzalez-Pita also received a signing bonus in the amount of $600,000 prior to entering into his agreement and a performance award payable in shares of Class A Common Stock having an aggregate value on the date of grant of $375,000.  On the first business day of each of the Company's 2006 and 2007 fiscal years, Mr. Gonzalez-Pita will be eligible to receive an additional performance award payable in shares of Class A Common Stock, with each award having a maximum aggregate value on the date of grant of $375,000.  All performance share awards are subject to the approval of shareholders at the Company's 2005 Annual Meeting of Shareholders.  Subject to shareholder approval, each performance share award will vest three years after the date of grant based upon a comparison of the market price of the Company's Class A Common Stock to a peer group of publicly traded companies and the achievement by the Company of certain return on invested capital measures.

The Officers may terminate their employment under the respective employment agreements, subject to their confidentiality and non-compete obligations, upon ninety days' notice to the Company, and the Company has the right to terminate the agreements at any time upon written notice subject to the obligation to continue to pay base salary for a period specified in each agreement (which in any event does not exceed one year) and subject to provisions relating to the early vesting of stock options and restricted stock upon such termination.

The foregoing description is qualified in its entirety by reference to the provisions of the employment agreements, which are attached as exhibits to this Form 8-K.

ITEM 9.01 -  FINANCIAL STATEMENTS AND EXHIBITS.

             (c)        Exhibits

                         10.1    Executive Employment Agreement between the Company and J. Alberto
                                    Gonzalez-Pita, dated November 15, 2004
                         10.2    Officer Employment Agreement between the Company and Craig J. Hart, dated November 12, 2004
                         10.3    Officer Employment Agreement between the Company and Dennis
                                    Leatherby, dated November 12, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tyson Foods, Inc.

Date: November 18, 2004	By: /s/ R. Read Hudson
Name: R. Read Hudson
Title: Secretary & Vice President

Tyson Foods, Inc.
Current Report On Form 8-K
Dated November 18, 2004

EXHIBIT INDEX

Exhibit Number	Description
10.1	Executive Employment Agreement between the Company and J. Alberto Gonzalez-Pita, dated November 15, 2004
10.2	Officer Employment Agreement between the Company and Craig J. Hart, dated November 12, 2004
10.3	Officer Employment Agreement between the Company and Dennis Leatherby, dated November 12, 2004